Exhibit 99.1

Apollo Investment Corporation

Announces September 30, 2009 Quarterly Financial Results

and Quarterly Dividend of $0.28 Per Share

NEW YORK— November 5, 2009—Apollo Investment Corporation (NASDAQ-GS: AINV) or the (“Company”) today announces financial results for its fiscal quarter ended September 30, 2009. Additionally, Apollo Investment Corporation announces that its Board of Directors has declared its third fiscal quarter 2010 dividend of $0.28 per share, payable on January 5, 2010 to stockholders of record as of December 17, 2009. The dividend will be paid from taxable earnings whose specific tax characteristics will be reported to stockholders on Form 1099 after the end of the calendar year.

HIGHLIGHTS:

At September 30, 2009:

Total Assets: $2.7 billion

Investment Portfolio: $2.6 billion

Net Assets: $1.7 billion

Net Asset Value per share: $10.29

Portfolio Activity for the Quarter Ended September 30, 2009:

Net Investments made during the quarter: $39 million

Net Investments sold or prepaid during the quarter: $30 million

Operating Results for the Quarter Ended September 30, 2009 (in thousands, except per share amounts):

Net investment income: $51,390

Net realized and unrealized gains: $57,766

Net increase in net assets from operations: $109,156

Net investment income per share: $0.34

Net realized and unrealized gains per share: $0.37

Earnings per share: $0.71

Conference Call/Webcast at 11:00 a.m. ET on November 6, 2009

The Company will host a conference call and audio webcast at 11:00 a.m. (Eastern Time) on Friday, November 6, 2009 to discuss its quarterly results. All interested parties are welcome to participate. You can access the conference call by dialing (888) 802-8579 approximately 5-10 minutes prior to the call. International callers should dial (973) 633-6740. All callers should reference Apollo Investment Corporation. Following the call you may access either an archived replay or audio webcast of the call. An archived replay will be available through November 20, 2009 by calling (800) 642-1687. International callers please dial (706) 645-9291. For all replays, please reference pin # 35049342. To access a replay of the audio webcast please visit the Event Calendar in the Investor Relations section of our website at www.apolloic.com; the replay will be available on our website later that same day.

PORTFOLIO AND INVESTMENT ACTIVITY

During the three months ended September 30, 2009, we invested $38.8 million across 6 existing portfolio companies. This compares to investing $225.8 million in 5 new and 6 existing portfolio companies for the three months ended September 30, 2008. Investments sold or prepaid during the three months ended September 30, 2009 totaled $30.2 million versus $21.3 million for the three months ended September 30, 2008.

At September 30, 2009, our portfolio consisted of 71 portfolio companies and was invested 26% in senior secured loans, 57% in subordinated debt, 4% in preferred equity and 13% in common equity and warrants measured at fair value versus 78 portfolio companies invested 23% in senior secured loans, 57% in subordinated debt, 4% in preferred equity and 16% in common equity and warrants at September 30, 2008.

The weighted average yields on our senior secured loan portfolio, subordinated debt portfolio and total debt portfolio at our current cost basis were 7.9%, 13.2% and 11.5%, respectively, at September 30, 2009. At September 30, 2008, the yields were 10.2%, 13.4%, and 12.5%, respectively.

Since the initial public offering of Apollo Investment Corporation in April 2004 and through September 30, 2009, invested capital totals $5.7 billion in 124 portfolio companies. Over the same period, the Company completed transactions with more than 85 different financial sponsors.

RESULTS OF OPERATIONS

Results comparisons are for the three and six months ended September 30, 2009 and September 30, 2008.

Investment Income

For the three and six months ended September 30, 2009, gross investment income totaled $84.4 million and $167.0 million, respectively. For the three and six months ended September 30, 2008, gross investment income totaled $103.5 million and $194.5 million, respectively. The decrease in gross investment income for the three and six months ended September 30, 2009, was primarily due to two factors: the reduction of the size of the income producing portfolio for the three and six month periods as well as the reduction in the yield of the overall income producing portfolio with LIBOR decreasing over 300 basis points. Origination, closing and/or commitment fees associated with investments in portfolio companies are accreted into interest income over the respective terms of the applicable loans.

Expenses

Net operating expenses totaled $33.0 million and $66.2 million, respectively, for the three and six months ended September 30, 2009, of which $26.1 million and $51.1 million, respectively, were base management fees and performance-based incentive fees and $4.4 million and $9.5 million, respectively, were interest and other credit facility expenses. Of these net operating expenses, general and administrative expenses totaled $2.5 million and $5.7 million, respectively, for the three and six months ended September 30, 2009. Net operating expenses totaled $47.1 million and $91.7 million, respectively, for the three and six months ended September 30, 2008, of which $30.5 million and $58.1 million, respectively, were base management fees and performance-based incentive fees and $14.4 million and $28.3 million, respectively, were interest and other credit facility expenses. Of these net operating expenses, general and administrative expenses totaled $2.2 million and $5.3 million, respectively, for the three and six months ended September 30, 2008. Net expenses consist of base investment advisory and management fees, insurance expenses, administrative services fees, legal fees, directors’ fees, audit and tax services expenses, and other general and administrative expenses. The decrease in net expenses for the three and six month periods ended September 30, 2009 versus the three and six month periods ended September 30, 2008 was primarily related to the decrease in the weighted average interest expense on our revolving credit facility. This decrease in weighted average interest expense is due primarily to LIBOR decreasing over 300 basis points.

Net Investment Income

The Company’s net investment income totaled $51.4 million and $100.7 million, or $0.34, and $0.68 on a per average share basis, respectively, for the three and six months ended September 30, 2009. For the three and six months ended September 30, 2008, net investment income totaled $56.5 million and $102.8 million or $0.40 per share and $0.75 per share, respectively.

Net Realized Losses

The Company had investment sales and prepayments totaling $30.2 million and $100.6 million, respectively, for the three and six months ended September 30, 2009. For the three and six months ended September 30, 2008, investment sales and prepayments totaled $21.3 million and $110.4 million, respectively. Net realized losses for the three and six months ended September 30, 2009 were $3.1 million and $101.3 million, respectively. For the three and six months ended September 30, 2008, net realized losses totaled $30.0 million and $59.8 million, respectively.

Net Unrealized Appreciation (Depreciation) on Investments, Cash Equivalents and Foreign Currencies

For the three and six months ended September 30, 2009, the Company’s investments, cash equivalents, foreign currencies and other assets and liabilities had net appreciation of $60.9 million and $194.2 million, respectively. For the three and six months ended September 30, 2008, the Company’s investments, cash equivalents, foreign currencies and other assets and liabilities had net depreciation of $264.5 million and $209.1 million, respectively. This net unrealized appreciation was primarily due to improving capital market conditions and net changes in specific portfolio company fundamentals. At September 30, 2009, the Company’s net unrealized depreciation totaled $737.3 million versus net unrealized depreciation of $406.2 million at September 30, 2008.

Net Increase in Net Assets From Operations

For the three and six months ended September 30, 2009, the Company had a net increase in net assets resulting from operations of $109.2 million and $193.6 million, respectively. For the three and six months ended September 30, 2008, the Company had a net decrease in net assets resulting from operations of $238.0 million and $166.1 million, respectively. The earnings per share were $0.71 and $1.31 for the three and six months ended September 30, 2009, respectively. For the three and six months ended September 30, 2008, the loss per share was $1.67 and $1.21, respectively.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s liquidity and capital resources are generated and generally available through periodic follow-on equity offerings, through its senior secured, multi-currency $1.7 billion, five-year, revolving credit facility maturing in April 2011, through investments in special purpose entities in which we hold and finance particular investments on a non-recourse basis, as well as from cash flows from operations, investment sales of liquid assets and prepayments of senior and subordinated loans and income earned from investments and cash equivalents. At September 30, 2009, the Company had $902 million in borrowings outstanding and $798 million of unused capacity. In the future, the Company may raise additional equity or debt capital off its shelf registration, among other considerations. The primary use of funds will be investments in portfolio companies, cash distributions to our stockholders, reductions in debt outstanding and other general corporate purposes. On August 18, 2009, the Company closed on its most recent follow-on public equity offering of 20.7 million shares of common stock at $8.75 per share raising approximately $173.0 million in net proceeds.

APOLLO INVESTMENT CORPORATION

STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share amounts)

	September 30, 2009 (unaudited)	March 31, 2009
Assets
Non-controlled/non-affiliated investments, at value (cost—$3,022,735 and $3,082,364, respectively)	$2,512,435	$2,345,470
Controlled investments, at value (cost—$339,819 and $342,115, respectively)	133,834	141,421
Cash	2,491	5,914
Foreign currency (cost—$1,435 and $694, respectively)	1,422	693
Interest receivable	44,362	42,461
Dividends receivable	7,636	7,302
Receivable for investments sold	800	—
Miscellaneous income receivable	—	51
Receivable from investment adviser	—	393
Prepaid expenses and other assets	3,378	4,934

Total assets	$2,706,358	$2,548,639

Liabilities
Credit facility payable	$902,312	$1,057,601
Dividends payable	45,838	36,978
Payable for investments purchased	45,567	27,555
Management and performance-based incentive fees payable	26,062	25,314
Interest payable	357	711
Accrued administrative expenses	1,021	1,547
Other liabilities and accrued expenses	1,021	2,795

Total liabilities	$1,022,178	$1,152,501

Net Assets
Common stock, par value $.001 per share, 400,000 and 400,000 common shares authorized, respectively, and 163,706 and 142,221 issued and outstanding, respectively	$164	$142
Paid-in capital in excess of par	2,529,409	2,352,205
Undistributed net investment income	114,079	96,174
Accumulated net realized loss	(222,143)	(120,811)
Net unrealized depreciation	(737,329)	(931,572)

Total Net Assets	$1,684,180	$1,396,138

Total liabilities and net assets	$2,706,358	$2,548,639

Net Asset Value Per Share	$10.29	$9.82

APOLLO INVESTMENT CORPORATION

STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2009	2008	2009	2008
INVESTMENT INCOME:
From non-controlled/non-affiliated investments:
Interest	$71,875	$90,225	$147,172	$175,200
Dividends	3,584	3,776	6,820	7,111
Other income	482	3,276	1,751	3,473
From controlled investments:
Dividends	8,462	6,270	11,221	8,722
Other income	—	—	—	—

Total Investment Income	84,403	103,547	166,964	194,506

EXPENSES:
Management fees	$13,214	$16,354	$25,936	$32,376
Performance-based incentive fees	12,848	14,123	25,180	25,701
Interest and other credit facility expenses	4,409	14,404	9,477	28,321
Administrative services expense	1,198	855	2,507	2,723
Other general and administrative expenses	1,344	1,366	3,144	2,713

Total expenses	33,013	47,102	66,244	91,834
Expense offset arrangement	—	(46)	—	(132)

Net expenses	33,013	47,056	66,244	91,702

Net investment income	$51,390	$56,491	$100,720	$102,804

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, CASH EQUIVALENTS AND FOREIGN CURRENCIES:
Net realized gain (loss):
Investments and cash equivalents	$(3,321)	$(33,171)	$(101,399)	$(62,401)
Foreign currencies	224	3,195	67	2,607

Net realized loss	(3,097)	(29,976)	(101,332)	(59,794)

Net change in unrealized gain (loss):
Investments and cash equivalents	69,386	(307,592)	221,221	(252,703)
Foreign currencies	(8,523)	43,125	(26,978)	43,581

Net change in unrealized gain (loss)	60,863	(264,467)	194,243	(209,122)

Net realized and unrealized gain (loss) from investments, cash equivalents and foreign currencies	57,766	(294,443)	92,911	(268,916)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$109,156	$(237,952)	$193,631	$(166,112)

EARNINGS (LOSS) PER SHARE	$0.71	$(1.67)	$1.31	$(1.21)

About Apollo Investment Corporation

Apollo Investment Corporation is a closed-end, externally managed, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment portfolio is principally in middle-market private companies. From time to time, the Company may also invest in public companies as well as public companies whose securities are thinly traded. The Company invests primarily in senior secured loans and mezzanine loans and equity in furtherance of its business plan. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Management, L.P., a leading private equity investor.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends”, “will”, “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

CONTACT: Richard L. Peteka of Apollo Investment Corporation, (212) 515-3488